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FOR IMMEDIATE RELEASE

DATE:  August 14, 1998





                                          FOR ADDITIONAL INFORMATION

                                          James G. Hudson, Jr., President
                                          Century Bancorp, Inc.
                                          (336) 475-4663


                        CENTURY BANCORP, INC. ANNOUNCES
                       APPROVAL OF STOCK REPURCHASE PLAN


     James G. Hudson, Jr., President of Century Bancorp, Inc., Thomasville, North Carolina, announced that the Company's Board of Directors has adopted a stock repurchase plan. Under the stock repurchase plan, Century Bancorp will be able to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions at times deemed appropriate. Mr. Hudson stated, "The Board's action was based on its conclusion that the ability to repurchase stock under certain appropriate circumstances will help the Company enhance the value of its common stock for its stockholders and manage its capital." Under the plan, the Company could not use more than 10% of its consolidated net worth to make repurchases during any 12 month period.

     The Company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable securities and other laws.

     As of June 30, 1998, Century Bancorp had consolidated assets of $96.9 million, consolidated stockholders' equity of $18.7 million and 1,270,859 shares outstanding. The Company's wholly owned subsidiary, Home Savings, Inc., SSB, is located in Thomasville, North Carolina. The Company's common stock is listed for quotation on the Nasdaq Small Cap market under the symbol "CENB".